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                                                                   EXHIBIT 99.1

                     [Special Metals Corporation Letterhead]




Investment Community & Financial Media
Donald C. Darling
Vice President Administration and
Chief Financial Officer
(315) 798-2058

Local/regional News Media
Tracy D. Hutson
Manager, Employee Communications
(304) 526-5628


                         Special Metals Announces CEO's
                    September Retirement and Names Successor

         NEW HARTFORD, N.Y. - July 20, 2000 - Dr. Donald R. Muzyka, President & Chief Executive Officer of Special Metals Corporation (NASDAQ:SMCX) announced his decision to retire from the Company and its Board after more than a decade of dedicated service. He has stated that he intends to retire, effective September 1, as a result of family health reasons.

         Dr. T. Grant John, who has served as Executive Vice President & Chief Operating Officer since April of 1999, will become President and the most-senior officer of the Company. In addition to assuming Dr. Muzyka's executive responsibilities on September 1, Dr. John will become a member of the Board of Directors.

         Dr. Muzyka began his career as a metallurgist with Pratt & Whitney Aircraft in 1960, receiving his Ph.D. in Materials Science from Dartmouth College in 1966. He rapidly advanced through the metals industry, working in a variety of primarily technical positions with Carpenter Technology for 16 years before joining the Cabot Corporation during 1982. Dr. Muzyka worked with Cabot until 1989, ending his tenure there as VP, Corporate Research & Development.

         He joined Special Metals as President & Chief Operating Officer in 1990. As a result of Dr. Muzyka's significant accomplishments during the period, he was appointed by the company's Board of Directors as President & Chief Executive Officer in 1996, a position that he has retained since that time.

         Over the course of his career, Dr. Muzyka has been widely recognized as an expert in the field of metallurgy, publishing more than 25 articles and papers in a variety of professional





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metals journals. He also received 7 patents that are directly attributable to his significant work and advancement of the development of high-performance alloys.

         "Don is an acknowledged expert in the metals industry and a person who has devoted his lifetime to constant learning and continuous improvement," said Robert D. Halverstadt, Chairman of the Board of Directors of the Company and a longtime friend and colleague. "His leadership as President & CEO and member of the Board, as well as his full-time involvement with the Company, will be missed by all of us at Special Metals. We are delighted, however, that he has agreed to continue to assist us by providing consulting services to the Company and its Board of Directors over the next several years. We wish Don well as he transitions to a slower-paced lifestyle which he believes will help him deal with the health issues that have recently developed within his immediate family."

         Prior to his employment with Special Metals, Dr. John served as a Senior Vice President of Lukens, Inc., responsible for strategic planning and commercial activities. He was President & Chief Operating Officer of Washington Steel Corporation from 1993 until 1995 when it was integrated into its parent company. He has over 30 years of experience in the stainless, titanium and other specialty steel and metals business and holds a Ph.D. in Metallurgical Engineering from the University of British Columbia.

         "We are fortunate to have such a talented executive, who has the breadth and depth of experience that Grant does, already working for Special Metals and ready to undertake this significant and challenging assignment," said Halverstadt about John's promotion.

         Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical processing, oil exploration and medical/dental devices. Through its New Hartford, N.Y. headquarters, 11 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys.

         The statement in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of its markets including the aerospace industry, raw material pricing, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.